UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 16, 2015

VIRTUAL PIGGY, INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-53944 (Commission File Number)	35-2327649 (I.R.S. Employer Identification No.)
1221 Hermosa Avenue, Suite 210, Hermosa Beach, California 90254 (Address of principal executive offices, including zip code) (310) 853-1950 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Chief Financial Officer

On July 16, 2015, Virtual Piggy, Inc. (the “Company”) appointed Scott McPherson as its Chief Financial Officer.

Mr. McPherson, age 54, formed McPherson, CPA, PLLC in January 2005, which performs accounting and tax services for numerous clients in various industries.  Mr. McPherson also served as the Chief Executive Officer of CannLabs, Inc. from April 2015 to July 2015 and as the Chief Financial Officer of CannLabs, Inc. from June 2014 to July 2015.  CannLabs, Inc. is a public, science based solutions company based in Denver, Colorado that provides testing, consulting and technology services to the cannabis industry.  Mr. McPherson is serving as the Chief Financial Officer of LaserLock Technologies, Inc. since December 2014, and served as the Chief Financial Officer of LaserLock Technologies, Inc. from December 2012 to October 2013.  LaserLock is a public company that provides state-of-the-art authentication solutions to governments, health care providers, high-end retailers and the gaming industry.

Mr. McPherson previously served as the Chief Financial Officer of the Company from August 2010 through November 2012.

Prior to the formation of McPherson, CPA, PLLC, Mr. McPherson was a partner in the SEC, Merger and Acquisition and Co-Chairman of the Litigation Support departments of a regional certified public accounting firm.  Mr. McPherson received his Certified Public Accounting license in Pennsylvania in 1986 and in Florida in 1993.  Mr. McPherson graduated from Clarkson University in 1983 with a Bachelor of Science in Accounting and Law.

McPherson, CPA, PLLC has from time to time provided non-audit accounting-related services to the Company.  During 2013, 2014 and year to date 2015, the Company paid McPherson, CPA, PLLC $152,800, $139,950 and $30,625 respectively.

New Chairman of the Board

In addition, on July 21, 2015 Jo Webber stepped down from the position of Chairperson of the Board effective immediately (but will retain all of her other titles and positions) and Mr. Ernest Cimadamore, currently a director of the Company, was appointed as non-executive Chairman of the Board.

ITEM 9.01.  Financial Statements and Exhibits.

(d)           Exhibits – The following exhibit is filed as part of this report:

Exhibit No.         Description of Exhibit

99.1                      Press Release dated July 21, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUAL PIGGY, INC.

Date: July 22, 2015	By:	/s/ Jo Webber
Jo Webber Chief Executive Officer

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